UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014 (May 9, 2014)

THE NASDAQ OMX GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

(1)	On May 9, 2014, Adena T. Friedman was appointed to the position of President, Global Corporate, Information & Technology Solutions of The NASDAQ OMX Group, Inc. (“NASDAQ OMX”), effective June 12, 2014.

(2)	Ms. Friedman, age 44, joins NASDAQ OMX from The Carlyle Group where she served as Chief Financial Officer and Managing Director. Prior to joining Carlyle in March 2011, Ms. Friedman served in several positions at NASDAQ OMX over a tenure of 17 years, including most recently Executive Vice President, Corporate Strategy and Chief Financial Officer.

(3)	Ms. Friedman and NASDAQ OMX entered into an employment agreement dated May 9, 2014 relating to her appointment. In addition, Ms. Friedman and NASDAQ OMX entered into a Confidentiality, Non-Solicitation and Invention Assignment Agreement (the “Confidentiality Agreement”).

The term of the employment agreement is June 12, 2014 to June 12, 2019. The agreement provides that Ms. Friedman will report directly to the Chief Executive Officer and receive:

•	an annual base salary of no less than $750,000; and

•	annual incentive compensation that is targeted at not less than $1,250,000 based on the achievement of one or more performance goals established for such year by the Chief Executive Officer and the management compensation committee of NASDAQ OMX’s board of directors (the “Target Bonus”).

The agreement provides for a grant of $6,000,000 in restricted stock and $2,500,000 in performance share units in 2014. For each of the calendar years 2015, 2016, 2017 and 2018, Ms. Friedman shall be eligible for a target equity compensation award of not less than $3,000,000 in accordance with the terms of the NASDAQ OMX Incentive Equity Plan.

The agreement prohibits Ms. Friedman from rendering services to a competing entity for a period of two years following the date of termination of employment. To receive certain termination payments and benefits under the new employment agreement, Ms. Friedman must execute a general release of claims against NASDAQ OMX. In addition, such termination payments and benefits are generally subject to discontinuation in the event Ms. Friedman breaches the restrictive covenants in either the employment agreement or the Confidentiality Agreement.

The agreement sets forth the payments that Ms. Friedman will receive under various termination scenarios, as discussed further below. Such payments will be in addition to payments for unpaid base salary through the date of termination, accrued but unpaid vacation through the date of termination and any earned but unpaid incentive compensation for the calendar year prior to the date of termination (the “Base Obligations”). To the extent not addressed below, the treatment of Ms. Friedman’s equity awards under the various termination scenarios will be addressed in the Equity Plan and the underlying equity award agreements.

Termination Without Cause or by the Executive For Good Reason. If Ms. Friedman’s employment is terminated without cause by NASDAQ OMX, or for good reason by Ms. Friedman, she will be entitled to the following payments and benefits:

•	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the Target Bonus for the calendar year preceding the year in which the termination occurs and (iii) any pro rata Target Bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied; and

•	a taxable monthly cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for the highest level of coverage available under NASDAQ OMX’s group health plans, reduced by the monthly amount that Ms. Friedman would pay for such coverage if she was an active employee, until the earlier of 24 months or the date Ms. Friedman is eligible for coverage under the health care plans of a subsequent employer.

Termination Due To Permanent Disability or Death. If Ms. Friedman’s employment is terminated due to permanent disability or death, she, or her estate, will be entitled to the following payments and benefits:

•	a cash payment equal to any pro rata Target Bonus with respect to the calendar year in which the termination occurs; and

•	accelerated vesting of all unvested equity awarded as of the effective date of the employment agreement.

“Double Trigger” Termination In Connection With A Change in Control Without Cause or For Good Reason. If Ms. Friedman’s employment is “double trigger” terminated within two years after a change in control, without cause by NASDAQ OMX or for good reason by Ms. Friedman, she will be entitled to the following payments and benefits:

•	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the Target Bonus for the calendar year preceding the year in which the termination occurs and (iii) any pro rata Target Bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied;

•	taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under NASDAQ OMX’s group health plans, reduced by the monthly amount that Ms. Friedman would pay for such coverage if she was an active employee, until the earlier of 24 months or the date Ms. Friedman is eligible for coverage under the health care plans of a subsequent employer; and

•	continued life insurance and accidental death and dismemberment insurance benefits for the same period as the continued health coverage payments.

Under a “best net provision,” if any amounts payable to Ms. Friedman under this scenario would be characterized as excess parachute payments and due to that characterization, Ms. Friedman would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the amounts will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Ms. Friedman’s receipt on an after-tax basis of the greatest amount of termination and other benefits.

Termination For Cause or Without Good Reason. If Ms. Friedman’s employment is terminated for cause by NASDAQ OMX, or without good reason by Ms. Friedman, she will have no further rights to any compensation other than the Base Obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2014	THE NASDAQ OMX GROUP, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight
Executive Vice President and General Counsel